UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D. C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): January 13, 2006 (January 10, 2006)

UAP Holding Corp.

(Exact Name of Registrant as Specified in its Charter)

Delaware	000-51035	11-3708834
(State of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

7251 W. 4th Street Greeley, Colorado 80634
(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (970) 356-4400

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry Into a Material Definitive Agreement.

On January 10, 2006, UAP Distribution, Inc. (the “Company”) a wholly-owned subsidiary of United Agri Products, Inc., which is a wholly-owned subsidiary of UAP Holding Corp. (“UAPH”), entered into a separation and release agreement (the “Separation Agreement”) with Robert Boyce that will become effective on January 17, 2006 unless otherwise timely revoked by Mr. Boyce. Mr. Boyce’s employment with the Company was terminated on October 18, 2005 (the “Separation Date”).

Under the Separation Agreement, Mr. Boyce will continue to receive as severance pay the amount of his regular base salary for 35 weeks from the Separation Date, for an aggregate severance payment of $188,461.52. Mr. Boyce will be permitted to sell a sufficient number of shares of UAPH common stock to pay the exercise price of the UAPH options that he has been granted under the 2003 UAP Holding Corp. Stock Option Plan. Additionally, Mr. Boyce will be able to participate in certain future registered offerings (if any) of UAPH’s stock. Under the Separation Agreement, Mr. Boyce is restricted from competing with the Company or soliciting the Company’s employees for a period of twelve months following the Separation Date and Mr. Boyce has provided the Company and UAPH with a general release.

The description in this Item 1.01 of the Separation Agreement is general in nature and qualified in its entirety by reference to the full text of the agreement, which is attached hereto as Exhibit 10.1 and incorporated herein.

Item 9.01. Financial Statements and Exhibits.

(c)	Exhibits.

Exhibit No.	Document
10.1	Separation and General Release Agreement, dated January 10, 2006 between Robert Boyce and the Company.

2

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UAP HOLDING CORP.
(Registrant)
Date: January 13, 2006
	By:	/s/ Todd A. Suko
Todd A. Suko
Vice President and General Counsel